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                                    EXHIBIT 1
                                    ---------

As a result of the Amended Shareholders Agreement, the Reporting Persons may be deemed to beneficially own the Issuer's common stock as a group with the following persons:

          Quadrangle Capital Partners LP
          Quadrangle Select Partners LP
          Quadrangle Captial Partners-A LP
          Quadrangle GP Investors LLC
          Quadrangle GP Investors LP

The Reporting Persons disclaim beneficial ownership of the Issuer's common stock directly beneficially owned by any of the persons above.